AEP Industries Inc. Reports Fiscal 2011 Third Quarter and Year-To-Date Results

SOUTH HACKENSACK, N.J., Sept. 9, 2011 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its third quarter ended July 31, 2011.

Net sales for the third quarter of fiscal 2011 increased $41.5 million, or 20.3%, to $246.4 million from $204.9 million for the third quarter of fiscal 2010. Net sales for the nine months ended July 31, 2011 increased $135.0 million, or 23.4%, to $712.7 million from $577.7 million in the same period of the prior fiscal year. The increases were the result of an increase in sales volume coupled with an increase in average selling prices primarily attributable to the pass-through of higher resin costs to customers during the comparable periods.

"Through the first nine months of fiscal 2011, we have seen a significant increase in sales volume and solid year-over-year sales growth, demonstrating our continued ability to gain market share during this economic downturn," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "In addition to sales growth, our results are further supported by more efficient operations and improved plant utilization. We implemented numerous cost controlling measures throughout the recession, and continue to achieve material savings from these significant actions. We anticipated AEP and our shareholders would benefit from these initiatives for many years, and we are pleased to successfully deliver on our expectations. Going forward, our financial strength and ample liquidity position will enable us to continue our successes."

Gross profit for the third quarter of fiscal 2011 increased $1.7 million, or 5.0%, to $35.3 million from $33.6 million in the same quarter of the prior fiscal year. Excluding the impact of the LIFO reserve change of $5.7 million during the periods, gross profit increased $7.4 million primarily due to increased sales volumes and improved plant utilization, partially offset by continuing challenges in passing resin price increases through to customers in a timely fashion.

Gross profit for the first nine months of 2011 increased $17.2 million, or 22.2%, to $94.7 million from $77.5 million in the same period of the prior fiscal year. Excluding the impact of the LIFO reserve change of $1.8 million during the periods, gross profit increased $19.0 million primarily due to increased sales volumes and improved plant utilization.

Operating expenses for the third quarter of fiscal 2011 increased $2.7 million, or 11.5%, to $26.4 million and for the first nine months of fiscal 2011, operating expenses increased $5.8 million, or 8.2%, to $76.4 million, as compared to the same periods of the prior fiscal year. The increase in operating expense for both periods is primarily related to increased volumes sold, as well as an increase in accruals related to employee cash performance incentives. Furthermore, the positive impact on operating expenses of cost cutting initiatives implemented in the prior fiscal year was partially reduced by rising fuel costs.

Interest expense for the three and nine months ended July 31, 2011 increased $1.2 million and $3.1 million, respectively, as compared to the prior year comparable periods. The increase in interest rates (7.875% to 8.25%) and aggregate principal amount (from $160.2 million to $200.0 million) related to the Company's refinancing of its senior notes resulted in an increase in interest expense of $1.1 million and $1.4 million, respectively, for the three and nine months ended July 31, 2011 as compared to the same periods in the prior fiscal year. Also included in interest expense for the three and nine months ended July 31, 2011 is the write-off of unamortized issuance costs of $0.2 million and $1.2 million, respectively, related to the 2013 senior notes. Also included in interest expense for the nine months ended July 31, 2011 are the early tender fee paid to the holders of 2013 senior notes of $0.3 million and $0.2 million of fees related to the repurchase of the 2013 senior notes.

Adjusted EBITDA (defined below) was $9.1 million in the current quarter as compared to $4.6 million for the three months ended July 31, 2010. Adjusted EBITDA for the nine months ended July 31, 2011 was $44.1 million, as compared to $30.6 million for the nine months ended July 31, 2010.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	July YTD	Third Quarter	July YTD
	Fiscal 2011	Fiscal 2011	Fiscal 2010	Fiscal 2010
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income (loss)	$ 2,528	$ 2,915	$ 3,746	$ (2,651)
Provision (Benefit) for taxes	1,432	1,003	2,532	(1,307)
Interest expense	5,053	14,518	3,804	11,414
Depreciation and amortization expense	5,333	16,226	5,252	15,978
(Decrease) Increase in LIFO reserve	(5,352)	8,020	(11,070)	6,205
Other non-operating income	(73)	(132)	(54)	(280)
Non-cash share-based compensation	162	1,543	341	1,266

Adjusted EBITDA	$ 9,083	$ 44,093	$ 4,551	$ 30,625

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 12, 2011, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 92082779. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2010 and other subsequent reports, filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2011	2010	2011	2010
NET SALES	$246,385	$204,870	$712,652	$577,702
COST OF SALES	211,079	171,247	617,966	500,229
Gross profit	35,306	33,623	94,686	77,473
OPERATING EXPENSES:
Delivery	11,479	9,887	33,068	28,341
Selling	8,710	8,895	26,207	26,545
General and administrative	6,179	4,869	17,091	15,670
Total operating expenses	26,368	23,651	76,366	70,556
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	2	56	(16)	259
Operating income	8,940	10,028	18,304	7,176
OTHER (EXPENSE) INCOME:
Interest expense	(5,053)	(3,804)	(14,518)	(11,414)
Other, net	73	54	132	280
Income (loss) before benefit for income taxes	3,960	6,278	3,918	(3,958)
(PROVISION) BENEFIT FOR INCOME TAXES	(1,432)	(2,532)	(1,003)	1,307
Net income (loss)	$2,528	$3,746	$2,915	$(2,651)
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.43	$0.55	$0.48	$(0.39)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.43	$0.55	$0.48	$(0.39)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com